Exhibit 99.1

CrossFirst Bankshares, Inc. Reports Fourth Quarter and Record Full Year 2023 Results

LEAWOOD, Kan., January 22, 2024 (GLOBE NEWSWIRE) -- CrossFirst Bankshares, Inc. (Nasdaq: CFB), the bank holding company for CrossFirst Bank, today reported fourth quarter net income of $17.7 million, or $0.35 per diluted common share, and full year net income of $66.7 million, or a record $1.34 per diluted common share. Adjusted net income was $19.6 million, or $0.39 per diluted common share on an adjusted basis, for the fourth quarter and $72.8 million, or $1.47 per diluted common share on an adjusted basis, for the full year.

Fourth Quarter 2023 Key Financial Performance Metrics

Net Income	ROAA(1)	Net Interest Margin – Fully Tax Equivalent (“FTE”)(1)	Diluted EPS	ROCE(1)
$17.7 million	0.97%	3.23%	$0.35	10.71%

Adjusted Fourth Quarter 2023 Key Financial Performance Metrics(2)

Adjusted Net Income	Adjusted ROAA(1)	Net Interest Margin -FTE(1)	Adjusted Diluted EPS	Adjusted ROCE(1)
$19.6 million	1.07%	3.23%	$0.39	11.89%

CEO Commentary:

“Despite a challenging macro-economic environment, CrossFirst had an incredible year. We closed on the acquisition of Canyon Community Bank, opened two prominent Texas locations, launched our new digital banking platform, and grew earnings by 6% on an adjusted basis during the year,” said Mike Maddox. “This was all in spite of a historic rise in rates that put significant pressure on margin.”

2023 Fourth Quarter and Full Year Highlights:

●	Improved profitability as operating revenue and diluted earnings per common share increased compared to the prior quarter and the prior year fourth quarter; Full year 2023 operating revenue grew 16% compared to the prior year
●	Grew loans $182 million, or 3%, for the quarter and 14% for the full year 2023, including a 2% benefit for the full year from acquired loans
●	Grew deposits $159 million, or 3%, for the quarter and 15% for the full year 2023, highlighting the benefits of our relationship banking model; Deposits for the full year benefited 3% from acquired balances
●	Non-performing assets decreased to 0.34% of total assets from the prior quarter; Net charge-offs for the full year were 0.09% of average loans
●	Reduced non-interest expense compared to the prior quarter and the same quarter in the prior year as we realized anticipated synergies from our acquisitions as well as executed targeted efficiency initiatives
●	Grew book value per common share 14% to $14.35 at December 31, 2023 compared to the prior year end. Tangible book value per common share(2) also grew 13% to $13.56
●	Built capital in a tough operating environment with total risk-based capital increasing to 11.2% and common equity Tier 1 capital increasing to 10.0%
●	Executed a bond portfolio repositioning, which is expected to benefit future earnings, improve liquidity and regulatory capital ratios; The $1.1 million pre-tax loss on sale is expected to have less than a one-year earn back
●	Completed the integration in connection with the acquisition of Canyon Bancorporation, Inc. and its wholly owned subsidiary, Canyon Community Bank, N.A. (“Tucson acquisition”)
(1)	Ratios are annualized.
(2)	With the exception of Net Interest Margin - FTE, represents a non-GAAP financial measure. See “Table 5. Non-GAAP Financial Measures” for a reconciliation of these measures.

CROSSFIRST BANKSHARES, INC.

	Quarter-to-Date			Full Year
(Dollars in millions except per share data)	December 31, 2023	September 30, 2023	December 31, 2022	2023 .	2022 .
Operating revenue(1)	$61.4	$61.1	$58.4	$245.5	$210.8
Net income	$17.7	$16.9	$11.9	$66.7	$61.6
Adjusted net income(2)	$19.6	$18.6	$17.9	$72.8	$68.6
Diluted earnings per common share	$0.35	$0.34	$0.24	$1.34	$1.23
Adjusted diluted earnings per common share(2)	$0.39	$0.37	$0.36	$1.47	$1.37
Return on average assets	0.97%	0.94%	0.77%	0.95%	1.07%
Adjusted return on average assets(2)	1.07%	1.04%	1.15%	1.04%	1.19%
Return on average common equity	10.71%	10.19%	8.04%	10.36%	9.97%
Adjusted return on average common equity(2)	11.89%	11.26%	12.03%	11.32%	11.11%
Net interest margin	3.19%	3.15%	3.56%	3.29%	3.44%
Net interest margin - FTE(3)	3.23%	3.19%	3.61%	3.33%	3.50%
Efficiency ratio	57.05%	59.49%	62.40%	59.84%	57.75%
Adjusted efficiency ratio - FTE(2)(3)	51.87%	55.17%	55.01%	55.17%	54.40%

(1)	Net interest income plus non-interest income.
(2)	Represents a non-GAAP financial measure. See “Table 5. Non-GAAP Financial Measures” for a reconciliation of these measures.
(3)	Tax exempt income is calculated on a tax-equivalent basis. Tax-free municipal securities are exempt from federal income taxes. The incremental federal income tax rate used is 21.0%.

Income from Operations

Net income totaled $17.7 million, or $0.35 per diluted common share, for the fourth quarter of 2023, compared to $16.9 million, or $0.34 per diluted common share, during the third quarter of 2023 and $11.9 million, or $0.24 per diluted common share, during the fourth quarter of 2022. On a linked quarter basis, net income was higher due to an increase in net interest income as well as lower non-interest expense, partially offset by a decrease in non-interest income and higher provision expense. Compared to the same period in the prior year, the quarter’s results reflect higher net interest income and non-interest income in addition to lower provision expense and non-interest expense. Full year net income of $66.7 million was higher than 2022 net income of $61.6 million as higher net interest income and non-interest income more than offset higher provision expense and non-interest expense.

The fourth quarter included acquisition-related charges of $1.3 million and a bond repositioning loss of $1.1 million, resulting in adjusted net income of $19.6 million, or $0.39 per diluted common share on an adjusted basis, compared to adjusted net income of $18.6 million, or $0.37 per diluted common share on an adjusted basis, for the third quarter of 2023 and $17.9 million, or $0.36 per diluted common share on an adjusted basis, for the fourth quarter of 2022.  Full year adjusted net income of $72.8 million, or $1.47 per diluted common share on an adjusted basis, increased compared to $68.6 million, or $1.37 per diluted common share on an adjusted basis, for the prior year.

Net Interest Income

Fully tax equivalent net interest income totaled $57.6 million for the quarter, compared to $55.8 million for the third quarter of 2023, as the benefit from higher loan yields and higher average earning assets were partially offset by higher cost of funds. Net interest margin – FTE expanded 4 basis points to 3.23% as the yield on earning assets widened 16 basis points due to stronger loan yields as well as the impact of non-accrual loan interest reversals in the prior quarter which did not reoccur. The increase in the cost of interest-bearing liabilities moderated to 15 basis points due to continued pricing pressure on interest-bearing deposits, although at a slower pace. In addition, average earning assets increased $134 million compared to the prior quarter primarily due to higher average loan balances partially offset by lower average cash balances.

CROSSFIRST BANKSHARES, INC.

Compared to the fourth quarter of 2022, net interest income – FTE increased $2.8 million while net interest margin - FTE decreased 38 basis points. The higher income is due to 18% growth in average earning assets while the net interest margin – FTE decreased as higher loan yields were more than offset by a higher cost of funds due to the rising rate environment. The yield on earning assets increased 1.15% due to new loan production as well as repricing of variable rate loans. The cost of funds increased 1.68% over the same period due to pricing pressure on deposits, client migration into higher cost deposit products, as well as the reduction in average non-interest-bearing deposits compared to the prior year. The increase in average earning assets was entirely driven by higher average loan and investment balances, partially offset by lower average cash balances.

Full year net interest income – FTE was $227.7 million, an increase of $31.0 million, or 16%, compared to 2022. The net interest margin – FTE for the full year narrowed to 3.33% from 3.50% in the prior year as our cost of funds rose more than our increase in yields on earning assets coupled with a decrease in average non-interest bearing deposits. The yield on earning assets increased 1.92% due to new loan production as well as repricing of variable rate loans. The cost of funds increased 2.28% over the same period due to pricing pressure on deposits as well as client migration into higher cost deposit products compared to the prior year. Average interest earning assets increased $1.2 billion due to higher average loan and investment balances, partially offset by lower average cash balances.

Non-Interest Income

Non-interest income decreased $1.5 million compared to the third quarter of 2023 and increased slightly compared to the same quarter in 2022. The decrease compared to the linked quarter was primarily due to losses on the sale of available-for-sale (“AFS”) securities due to a bond portfolio repositioning as well as lower service charges. Compared to the same quarter in the prior year, increases in client service charges and fees, stronger credit card interchange income and higher gains on sales of loans were mostly offset by the AFS bond loss.

Full year non-interest income was up $3.4 million compared to 2022 driven by increases in service charges, fees, other client-related non-interest income and higher gains on the sale of loans. These increases were partially offset by decreased ATM and credit card interchange income and the previously mentioned AFS bond loss.

Non-Interest Expense

Non-interest expense decreased $1.3 million from the third quarter of 2023 and decreased $1.4 million from the fourth quarter of 2022. The fourth quarter of 2023 included $1.3 million of acquisition-related expenses with $0.5 million each in salaries and benefits and professional fees and $0.3 million in software and communication. The third quarter of 2023 included $1.3 million of acquisition-related expenses with $0.8 million included in professional fees, $0.3 million in salaries and employee benefits, $0.1 million in software and communication, and $0.1 million in other non-interest expense. The fourth quarter of 2022 included $3.6 million of acquisition-related expenses with $1.2 million included in professional fees, $1.0 million in salaries and benefits, $1.1 million in data processing and $0.2 million in other non-interest expense. Excluding these acquisition-related expenses, non-interest expense decreased $1.3 million compared to the third quarter of 2023 and increased $0.9 million compared to the fourth quarter of 2022. On an adjusted basis, salaries and employee benefits were lower than the prior quarter due to lower headcount and incentives. Compared to the fourth quarter of 2022 on an adjusted basis, salaries and employee benefits costs were lower due to decreased headcount and lower incentives in the current year. Occupancy costs increased due to new locations in the high-growth Dallas-Fort Worth market and from our acquisitions. Professional fees decreased due to reduced project expenses. Additionally, deposit insurance premiums increased due to growth in assets and a higher assessment rate. Core deposit intangible amortization expense also increased compared to the prior year as a result of the acquisitions.

Full year non-interest expense increased $25.2 million compared to 2022. Excluding acquisition-related costs and employee separation expenses, full year non-interest expense increased $24.4 million compared to the prior year. On an adjusted basis, salaries and benefits increased due to increased headcount from acquisition-related hirings as well as merit increases. Software and communication expense increased due to new digital banking platform implementation expense as well as increased headcount and client growth, primarily from our acquisitions. Additionally, occupancy costs, deposit insurance premiums and core deposit intangible amortization expense increased as previously mentioned.

The Company’s effective tax rate for the fourth quarter of 2023 was 20.8%, down from 21.3% in the third quarter of 2023 and 21.9% for the fourth quarter of 2022. The higher rate for the third quarter of 2023 was primarily related to discrete impacts of stock compensation activity and the higher rate for the fourth quarter of 2022 was primarily related to certain non-deductible acquisition costs.

Statement of Financial Condition Performance & Analysis

During the fourth quarter of 2023, total assets increased $0.2 billion, or 3%, compared to the end of the prior quarter and increased $0.8 billion, or 12%, compared to December 31, 2022. Total assets increased for both comparative periods primarily due to an

CROSSFIRST BANKSHARES, INC.

increase in loans. Compared to December 31, 2022, the loan increase included loans acquired from the Tucson acquisition. Deposits increased $0.2 billion compared to September 30, 2023, and increased $0.8 billion from December 31, 2022, including $0.2 billion in acquired deposits compared to the prior year end.

Loan Results

During the fourth quarter of 2023, loans increased $182 million, or 3%, compared to September 30, 2023. Loans increased $755 million, or 14%, compared to December 31, 2022, including $106 million, net, from the Tucson acquisition. The loan increase compared to September 30, 2023 was primarily due to growth in the commercial and industrial and commercial real estate – non-owner-occupied portfolios. Compared to December 31, 2022, the loan increase was primarily due to growth in the commercial and industrial, commercial real estate – owner-occupied and commercial real estate – non-owner-occupied portfolios. The increases in the commercial real estate portfolios were primarily due to funding of prior commitments during 2023.

							QoQ	QoQ	YoY	YoY
						% of	Growth	Growth	Growth	Growth
	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022	Total	($)	(%)	($)	(%)

	(Dollars in millions)
Period-end loans (gross)
Commercial and industrial	$2,160	$2,056	$2,058	$2,034	$1,975	35%	$104	5%	$185	9%
Energy	214	214	233	194	173	3	—	—	41	24
Commercial real estate - owner-occupied	567	584	543	478	437	9	(17)	(3)	130	30
Commercial real estate - non-owner-occupied	2,686	2,593	2,480	2,472	2,315	44	93	4	371	16
Residential real estate	464	456	440	440	439	8	8	2	25	6
Consumer	37	43	43	30	34	1	(6)	(14)	3	9
Total	$6,128	$5,946	$5,797	$5,648	$5,373	100%	$182	3%	$755	14%

Deposit & Other Borrowing Results

During the fourth quarter of 2023, deposits increased 3%, compared to September 30, 2023, and increased 15%, compared to December 31, 2022. The deposit increase compared to September 30, 2023 was due to increases in savings and money market deposits and time deposits, partially offset by decreases in non-interest-bearing deposits. The total deposit increase compared to December 31, 2022 was due to increases in transaction deposits, savings and money market deposits and time deposits, including $165 million related to the Tucson acquisition, partially offset by decreases in non-interest-bearing deposits.

						QoQ	QoQ	YoY	YoY
						Growth	Growth	Growth	Growth
	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022	($)	(%)	($)	(%)

	(Dollars in millions)
Period-end deposits
Non-interest-bearing deposits	$990	$1,029	$928	$970	$1,400	$(39)	(4)%	$(410)	(29)%
Transaction deposits	800	802	604	665	544	(2)	—	256	47
Savings and money market deposits	2,870	2,757	2,730	2,826	2,761	113	4	109	4
Time deposits	1,831	1,744	1,838	1,376	946	87	5	885	94
Total	$6,491	$6,332	$6,100	$5,837	$5,651	$159	3%	$840	15%

FHLB and Other borrowings ended the quarter at $86.8 million compared to $106.6 million at September 30, 2023 and $253.6 million at December 31, 2022. Borrowings were reduced due to client deposit growth across both comparative periods.

CROSSFIRST BANKSHARES, INC.

Asset Quality and Provision for Credit Losses

The Company recorded $4.1 million of provision expense, compared to $3.3 million in the prior quarter and $6.7 million in the prior year fourth quarter. The current quarter’s provision expense was primarily driven by net charge-offs and loan growth.

Non-performing assets decreased $11.3 million to $24.8 million, or 0.34% of total assets, at December 31, 2023. The decrease was due to a charge-off of a non-accrual loan and one credit that was 90+ days past due and still accruing at the end of the third quarter which was brought current during the fourth quarter. Annualized net charge-offs were 0.12% for the quarter compared to 0.09% in the prior quarter and (0.02%) in the prior year fourth quarter. Full year net charge-offs were 0.09%.

The allowance for credit losses was $73.5 million as of December 31, 2023 and was consistent with the prior quarter at 1.20% of outstanding loans. The combined allowance for credit losses and accrual for off-balance sheet credit risk from unfunded commitments (“RUC”) was $79.9 million or 1.30% of outstanding loans.

The following table provides information regarding asset quality.

Asset quality (Dollars in millions)	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Non-accrual loans	$18.5	$20.4	$12.9	$9.5	$11.3
Other real estate owned	—	—	—	0.9	1.1
Loans 90+ days past due and still accruing	6.3	15.7	0.4	0.8	0.8
Non-performing assets	$24.8	$36.1	$13.3	$11.2	$13.2

Loans 30 - 89 days past due	2.0	29.5	13.3	5.1	19.6
Net charge-offs (recoveries)	1.9	1.3	0.6	1.6	(0.3)

Asset quality metrics (%)	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Nonperforming assets to total assets	0.34%	0.50%	0.19%	0.16%	0.20%
Allowance for credit losses to total loans	1.20	1.20	1.17	1.15	1.15
Allowance for credit losses + RUC to total loans(2)	1.30	1.31	1.30	1.30	1.31
Allowance for credit losses to non-performing loans	296	198	508	629	514
Net charge-offs (recoveries) to average loans(1)	0.12	0.09	0.04	0.12	(0.02)
Provision to average loans(1)	0.27	0.23	0.18	0.32	0.53
Classified Loans / (Total Capital + ACL)	14.9	14.2	9.7	9.4	10.1
Classified Loans / (Total Capital + ACL + RUC)(2)	14.8	14.0	9.6	9.3	10.0

(1)	Interim periods annualized.
(2)	Includes the accrual for off-balance sheet credit risk from unfunded commitments

Capital Position

At December 31, 2023, stockholders’ equity totaled $708 million, or $14.35 of book value per common share, compared to $609 million, or $12.56 of book value per common share, at December 31, 2022.

Tangible book value per common share(1) was $13.56 at December 31, 2023, an increase of $1.60, or 13%, from December 31, 2022. The increase was primarily due to net income and the change in other comprehensive loss partially offset by the Tucson acquisition. The ratio of common equity Tier 1 capital to risk-weighted assets was approximately 10.0%, and the ratio of total capital to risk-weighted assets was approximately 11.2% at December 31, 2023.

(1)	Represents a non-GAAP financial measure. See “Table 5. Non-GAAP Financial Measures” for a reconciliation of this measure.

CROSSFIRST BANKSHARES, INC.

Conference Call and Webcast

Management will host a conference call to review fourth quarter and full year financial results on Tuesday, January 23, 2024, at 10 a.m. CT / 11 a.m. ET. The conference call and webcast may also include discussion of Company developments, forward-looking statements and other material information about business and financial matters. To access the event by telephone, please dial (844) 481-2831 at least fifteen minutes prior to the start of the call and request access to the CrossFirst Bankshares call. International callers should dial +1 (412) 317-1851 and request access as directed above. The call will also be broadcast live over the internet and can be accessed via the following link: https://edge.media-server.com/mmc/p/6qo9vh8p. Please visit the site at least 15 minutes prior to the call to allow time for registration. For those unable to join the presentation, a replay of the call will be available two hours after the conclusion of the live call. To access the replay, dial (877) 344-7529 and enter the replay access code 3679931. International callers should dial +1 (412) 317-0088 and enter the same access code. A replay of the webcast will also be available for 90 days on the Company’s website https://investors.crossfirstbankshares.com/.

Cautionary Notice about Forward-Looking Statements

The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company’s Annual Report on Form 10-K is filed. This earnings release contains forward-looking statements regarding, among other things, our business plans; expansion and growth opportunities; post-closing plans, objectives, expectations and intentions with respect to the Tucson acquisition; expense control initiatives; anticipated expenses, cash requirements and sources of liquidity; capital allocation strategies and plans; and future financial performance. These statements are often, but not always, made through the use of words or phrases such as “growth,” “plan,” “guidance,” “believe,” “belief,” “future,” “opportunities,” “anticipate,” “expectation,” “expect,” “will,” “goal,” “focus,” “intend,” “positioned” and similar words or phrases of a future or forward-looking nature. The inclusion of forward-looking information herein should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs, certain assumptions made by management, and financial trends that may affect our financial condition, results of operations, business strategy or financial needs, many of which, by their nature, are inherently uncertain and beyond our control. Our actual results could differ materially from those anticipated in such forward-looking statements.

Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors, including , without limitation, the following: uncertain or unfavorable business or economic conditions and any regulatory responses thereto, including uncertainty and volatility in the financial markets, possible slowing or recessionary economic conditions and continuing or increasing inflation; geographic concentration of our markets; changes in market interest rates that affect pricing of our products and our net interest income; our ability to effectively execute our growth strategy and manage our growth, including identifying, consummating and integrating suitable mergers and acquisitions, entering new lines of business or offering new or enhanced services or products; fluctuations in the fair value of our investments; our ability to successfully manage our credit risk, particularly in our commercial real estate, energy and commercial-based loan portfolios, and the sufficiency of our allowance for credit losses; declines in the values of the real estate and other collateral securing loans in our portfolio; an increase in non-performing assets; borrower and depositor concentration risks; risks associated with originating Small Business Administration loans; our dependence on our management team, including our ability to attract, hire and retain key employees; our ability to raise and maintain sufficient liquidity and capital; competition from banks, credit unions, FinTech companies and other financial services providers; the effectiveness of our risk management framework; accounting estimates; our ability to maintain effective internal control over financial reporting; our ability to keep pace with technological changes; system failures, service denials, cyber incidents or other failures, disruptions or security breaches; employee error, employee or client misconduct, fraud committed against the Company or our clients, or incomplete or inaccurate information about clients and counterparties; disruptions to our business caused by our third-party service providers; our ability to maintain our reputation; environmental liability; costs and effects of litigation; risk exposure from transactions with financial counterparties; severe weather, natural disasters, pandemics, acts of war or terrorism, climate change and responses thereto, or other external events; compliance with (and changes in) laws, rules, regulations, interpretations or policies relating to financial institutions, including stringent capital requirements, higher FDIC insurance premiums and assessments, consumer protection laws and privacy laws; volatility in our stock price and other risks associated with our common stock; changes in our dividend or share repurchase policies and practices or other external events. These and other factors that could cause results to differ materially from those described in the forward-looking statements, as well as a discussion of the risks and uncertainties that may affect our business, can be found in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and in other filings we make with the Securities and Exchange Commission. These forward-looking statements are made as of the date hereof, and we disclaim any obligation to update any forward-looking statement or to publicly announce the results of any revisions to any of the forward-looking statements included herein, except as required by law.

CROSSFIRST BANKSHARES, INC.

About CrossFirst Bankshares, Inc.

CrossFirst Bankshares, Inc. (Nasdaq: CFB) is a Kansas corporation and a registered bank holding company for its wholly owned subsidiary, CrossFirst Bank, a full-service financial institution that offers products and services to businesses, professionals, individuals, and families. CrossFirst Bank, headquartered in Leawood, Kansas, has locations in Kansas, Missouri, Oklahoma, Texas, Arizona, Colorado, and New Mexico.

INVESTOR CONTACT

Mike Daley, Chief Accounting Officer and Head of Investor Relations

mike.daley@crossfirstbank.com

(913) 754-9707

https://investors.crossfirstbankshares.com

CROSSFIRST BANKSHARES, INC.

TABLE 1. CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)

	December 31, 2023	September 30, 2023	December 31, 2022

	(Dollars in thousands)
Assets
Cash and cash equivalents	$255,229	$233,191	$300,138
Available-for-sale securities - taxable	413,217	345,708	198,808
Available-for-sale securities - tax-exempt	353,436	404,779	488,093
Loans, net of unearned fees	6,127,690	5,945,753	5,372,729
Allowance for credit losses on loans	73,462	71,556	61,775
Loans, net of the allowance for credit losses on loans	6,054,228	5,874,197	5,310,954
Premises and equipment, net	70,869	70,245	65,984
Restricted equity securities	3,950	4,396	12,536
Interest receivable	37,294	35,814	29,507
Foreclosed assets held for sale	—	—	1,130
Goodwill and other intangible assets, net	31,335	32,293	29,081
Bank-owned life insurance	70,810	70,367	69,101
Other	90,312	108,489	95,754
Total assets	$7,380,680	$7,179,479	$6,601,086
Liabilities and stockholders’ equity
Deposits
Non-interest-bearing	$990,458	$1,028,974	$1,400,260
Savings, NOW and money market	3,669,726	3,558,994	3,305,481
Time	1,831,092	1,743,653	945,567
Total deposits	6,491,276	6,331,621	5,651,308
Federal Home Loan Bank advances	77,889	88,531	218,111
Other borrowings	8,950	18,059	35,457
Interest payable and other liabilities	94,422	98,217	87,611
Total liabilities	6,672,537	6,536,428	5,992,487
Stockholders’ equity
Preferred Stock, $0.01 par value: Authorized - 15,000 shares, issued - 7,750 at December 31, 2023 and September 30, 2023 and no shares at December 31, 2022	—	—	—
Common Stock, $0.01 par value: Authorized - 200,000,000 shares, issued - 53,326,641, 53,285,789 and 53,036,613 shares at December 31, 2023, September 30, 2023 and December 31, 2022, respectively	533	533	530
Treasury stock, at cost: 3,990,753 shares held at December 31, 2023 and September 30, 2023 and 4,588,398 shares held at December 31, 2022	(58,251)	(58,195)	(64,127)
Additional paid-in capital	543,556	542,191	530,658
Retained earnings	272,351	254,855	206,095
Accumulated other comprehensive loss	(50,046)	(96,333)	(64,557)
Total stockholders’ equity	708,143	643,051	608,599
Total liabilities and stockholders’ equity	$7,380,680	$7,179,479	$6,601,086

CROSSFIRST BANKSHARES, INC.

TABLE 2. CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022

	(Dollars in thousands except per share data)
Interest Income
Loans, including fees	$108,679	$103,631	$74,872	$400,910	$224,138
Available-for-sale securities - taxable	3,958	3,089	1,327	11,518	4,577
Available-for-sale securities - tax-exempt	3,116	3,365	3,896	13,846	15,338
Deposits with financial institutions	1,950	2,444	2,037	8,017	3,751
Dividends on bank stocks	107	127	231	860	709
Total interest income	117,810	112,656	82,363	435,151	248,513
Interest Expense
Deposits	60,127	56,297	26,830	201,812	49,982
Fed funds purchased and repurchase agreements	3	5	13	54	96
Federal Home Loan Bank Advances	626	1,003	1,457	7,754	4,759
Other borrowings	100	224	48	690	142
Total interest expense	60,856	57,529	28,348	210,310	54,979
Net Interest Income	56,954	55,127	54,015	224,841	193,534
Provision for Credit Losses	4,099	3,329	6,657	14,489	11,501
Net Interest Income after Provision for Credit Losses	52,855	51,798	47,358	210,352	182,033
Non-Interest Income
Service charges and fees on customer accounts	1,998	2,249	1,708	8,186	6,228
ATM and credit card interchange income	1,556	1,436	1,010	5,469	6,523
Gain on sale of loans	553	739	47	2,684	47
Income from bank-owned life insurance	443	437	402	1,709	1,602
Swap fees and credit valuation adjustments, net	134	57	65	365	188
Other non-interest income	(201)	1,063	1,127	2,251	2,693
Total non-interest income	4,483	5,981	4,359	20,664	17,281
Non-Interest Expense
Salaries and employee benefits	20,478	22,017	22,000	89,178	75,288
Occupancy	3,144	3,183	2,812	12,355	10,663
Professional fees	1,548	1,945	2,822	7,081	5,275
Deposit insurance premiums	1,902	1,947	999	7,261	3,354
Data processing	1,052	904	1,901	4,255	4,750
Advertising	892	593	954	2,886	3,201
Software and communication	1,819	1,898	1,404	7,023	5,093
Foreclosed assets, net	—	—	13	128	(17)
Other non-interest expense	3,257	2,945	3,227	13,237	13,785
Core deposit intangible amortization	957	922	291	3,503	350
Total non-interest expense	35,049	36,354	36,423	146,907	121,742
Net Income Before Taxes	22,289	21,425	15,294	84,109	77,572
Income tax expense	4,638	4,562	3,348	17,440	15,973
Net Income	$17,651	$16,863	$11,946	$66,669	$61,599
Basic Earnings Per Common Share	$0.35	$0.34	$0.25	$1.35	$1.24
Diluted Earnings Per Common Share	$0.35	$0.34	$0.24	$1.34	$1.23

CROSSFIRST BANKSHARES, INC.

TABLE 3. YEAR-TO-DATE ANALYSIS OF CHANGES IN NET INTEREST INCOME – FTE (UNAUDITED)

	Year Ended
	December 31,
	2023			2022
		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate(3)	Balance	Expense	Rate(3)

	(Dollars in thousands)
Interest-earning assets:
Securities - taxable	$343,451	$12,378	3.60%	$220,760	$5,286	2.39%
Securities - tax-exempt - FTE(1)	500,781	16,754	3.35	551,734	18,559	3.36
Federal funds sold	562	13	2.31	3,139	49	1.56
Interest-bearing deposits in other banks	175,353	8,004	4.56	239,240	3,702	1.55
Gross loans, net of unearned income(2)	5,821,027	400,910	6.89	4,603,697	224,138	4.87
Total interest-earning assets - FTE(1)	6,841,174	$438,059	6.40%	5,618,570	$251,734	4.48%
Allowance for loan losses	(67,687)			(57,388)
Other non-interest-earning assets	225,408			198,849
Total assets	$6,998,895			$5,760,031
Interest-bearing liabilities
Transaction deposits	$661,700	$21,137	3.19%	$538,604	$4,951	0.92%
Savings and money market deposits	2,798,937	111,339	3.98	2,475,891	33,599	1.36
Time deposits	1,572,352	69,336	4.41	688,095	11,432	1.66
Total interest-bearing deposits	5,032,989	201,812	4.01	3,702,590	49,982	1.35
FHLB and short-term borrowings	210,838	8,258	3.92	232,018	4,855	2.09
Trust preferred securities, net of fair value adjustments	1,084	240	22.14	1,072	142	13.25
Non-interest-bearing deposits	1,005,722	—	—	1,146,594	—	—
Cost of funds	6,250,633	$210,310	3.36%	5,082,274	$54,979	1.08%
Other liabilities	102,735			60,175
Stockholders’ equity	645,527			617,582
Total liabilities and stockholders’ equity	$6,998,895			$5,760,031
Net interest income - FTE(1)		$227,749			$196,755
Net interest spread - FTE(1)			3.04%			3.40%
Net interest margin - FTE(1)			3.33%			3.50%

(1)	Tax exempt income is calculated on a tax-equivalent basis. Tax-free municipal securities are exempt from federal income taxes. The incremental income tax rate used is 21.0%.
(2)	Average gross loan balances include non-accrual loans.
(3)	Actual unrounded values are used to calculate the reported yield or rate disclosed. Accordingly, recalculations using the amounts in thousands as disclosed in this release may not produce the same amounts.

CROSSFIRST BANKSHARES, INC.

TABLE 4. QUARTERLY ANALYSIS OF CHANGES IN NET INTEREST INCOME – FTE (UNAUDITED)

	December 31, 2023			September 30, 2023			December 31, 2022
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate(3)	Balance	Expense	Rate(3)	Balance	Expense	Rate(3)

	(Dollars in thousands)
Interest-earning assets:
Securities - taxable	$409,690	$4,065	3.97%	$357,260	$3,216	3.60%	$227,701	$1,558	2.74%
Securities - tax-exempt - FTE(1)	460,568	3,770	3.27	489,320	4,072	3.33	558,393	4,714	3.38
Federal funds sold	179	2	4.43	332	5	5.97	12,453	50	1.59
Interest-bearing deposits in other banks	162,603	1,948	4.75	198,068	2,439	4.89	218,549	1,987	3.61
Gross loans, net of unearned income(2)	6,053,689	108,679	7.12	5,907,730	103,631	6.96	5,009,667	74,872	5.93
Total interest-earning assets - FTE(1)	7,086,729	$118,464	6.63%	6,952,710	$113,363	6.47%	6,026,763	$83,181	5.48%
Allowance for loan losses	(71,907)			(69,415)			(57,909)
Other non-interest-earning assets	216,789			230,933			190,929
Total assets	$7,231,611			$7,114,228			$6,159,783
Interest-bearing liabilities
Transaction deposits	$812,536	$7,571	3.70%	$689,973	$5,727	3.29%	$528,725	$2,772	2.08%
Savings and money market deposits	2,831,643	31,188	4.37	2,775,549	29,655	4.24	2,742,026	18,359	2.66
Time deposits	1,771,236	21,368	4.79	1,795,798	20,915	4.62	868,029	5,699	2.60
Total interest-bearing deposits	5,415,415	60,127	4.40	5,261,320	56,297	4.25	4,138,780	26,830	2.57
FHLB and short-term borrowings	92,270	665	2.86	131,420	1,169	3.53	202,705	1,470	2.88
Trust preferred securities, net of fair value adjustments	1,106	64	22.96	1,091	63	22.91	1,213	48	15.70
Non-interest-bearing deposits	956,027	—	—	954,005	—	—	1,141,977	—	—
Cost of funds	6,464,818	$60,856	3.73%	6,347,836	$57,529	3.60%	5,484,675	$28,348	2.05%
Other liabilities	111,161			108,148			85,521
Stockholders’ equity	655,632			658,244			589,587
Total liabilities and stockholders’ equity	$7,231,611			$7,114,228			$6,159,783
Net interest income - FTE(1)		$57,608			$55,834			$54,833
Net interest spread - FTE(1)			2.90%			2.87%			3.43%
Net interest margin - FTE(1)			3.23%			3.19%			3.61%

(1)	Tax exempt income is calculated on a tax-equivalent basis. Tax-free municipal securities are exempt from federal income taxes. The incremental income tax rate used is 21.0%.
(2)	Average loan balances include non-accrual loans.
(3)	Actual unrounded values are used to calculate the reported yield or rate disclosed. Accordingly, recalculations using the amounts in thousands as disclosed in this release may not produce the same amounts.

CROSSFIRST BANKSHARES, INC.

TABLE 5. NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures

In addition to disclosing financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP), the Company discloses non-GAAP financial measures in this release including “tangible common stockholders’ equity,” “tangible book value per common share,” “adjusted efficiency ratio – fully tax equivalent (FTE),” “adjusted net income,” “adjusted diluted earnings per common share,” “adjusted return on average assets (ROAA),” and “adjusted return on average common equity (ROCE).” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or gains that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures follows.

	Quarter Ended					Year Ended
	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022	12/31/2023	12/31/2022

	(Dollars in thousands, except per share data)
Adjusted net income:
Net income	$17,651	$16,863	$16,047	$16,108	$11,946	$66,669	$61,599
Add: Acquisition costs	1,300	1,328	338	1,477	3,570	4,443	3,890
Add: Acquisition - Day 1 CECL provision	—	900	—	—	4,400	900	4,400
Add: Employee separation	—	—	1,300	—	—	1,300	1,063
Add: Loss on bond repositioning	1,130	—	—	—	—	1,130	—
Less: Tax effect(1)	(510)	(468)	(344)	(310)	(2,045)	(1,632)	(2,335)
Adjusted net income	$19,571	$18,623	$17,341	$17,275	$17,871	$72,810	$68,617
Preferred stock dividends	$155	$155	$103	$—	$—	$413	$—
Diluted weighted average common shares outstanding	49,788,962	49,480,107	48,943,325	49,043,621	49,165,578	49,340,066	50,002,054
Diluted earnings per common share	$0.35	$0.34	$0.33	$0.33	$0.24	$1.34	$1.23
Adjusted diluted earnings per common share	$0.39	$0.37	$0.35	$0.35	$0.36	$1.47	$1.37

(1)	Represents the tax impact of the adjustments at a tax rate of 21.0%, plus permanent tax expense associated with merger related transactions.

	Quarter Ended					Year Ended
	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022	12/31/2023	12/31/2022

	(Dollars in thousands)
Adjusted return on average assets:
Net income	$17,651	$16,863	$16,047	$16,108	$11,946	$66,669	$61,599
Adjusted net income	19,571	18,623	17,341	17,275	17,871	72,810	68,617
Average assets	$7,231,611	$7,114,228	$6,929,972	$6,712,801	$6,159,783	$6,998,895	$5,760,031
Return on average assets	0.97%	0.94%	0.93%	0.97%	0.77%	0.95%	1.07%
Adjusted return on average assets	1.07%	1.04%	1.00%	1.04%	1.15%	1.04%	1.19%

CROSSFIRST BANKSHARES, INC.

	Quarter Ended					Year Ended
	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022	12/31/2023	12/31/2022

	(Dollars in thousands)
Adjusted return on average common equity:
Net income	$17,651	$16,863	$16,047	$16,108	$11,946	$66,669	$61,599
Preferred stock dividends	155	155	103	—	—	413	—
Net income attributable to common shareholders	$17,496	$16,708	$15,944	$16,108	$11,946	$66,256	$61,599

Adjusted net income	$19,571	$18,623	$17,341	$17,275	$17,871	$72,810	$68,617
Preferred stock dividends	155	155	103	—	—	413	—
Adjusted net income attributable to common shareholders	$19,416	$18,468	$17,238	$17,275	$17,871	$72,397	$68,617
Average common equity	$647,882	$650,494	$639,741	$619,952	$589,587	$639,624	$617,582
Return on average common equity	10.71%	10.19%	10.00%	10.54%	8.04%	10.36%	9.97%
Adjusted return on average common equity	11.89%	11.26%	10.81%	11.30%	12.03%	11.32%	11.11%

	Quarter Ended
	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022

	(Dollars in thousands, except per share data)
Tangible common stockholders’ equity:
Total stockholders’ equity	$708,143	$643,051	$651,483	$645,491	$608,599
Less: goodwill and other intangible assets	31,335	32,293	27,457	28,259	29,081
Less: preferred stock	7,750	7,750	7,750	7,750	—
Tangible common stockholders’ equity	$669,058	$603,008	$616,276	$609,482	$579,518
Common shares outstanding at end of period	49,335,888	49,295,036	48,653,487	48,600,618	48,448,215
Book value per common share	$14.35	$13.04	$13.39	$13.28	$12.56
Tangible book value per common share	$13.56	$12.23	$12.67	$12.54	$11.96

	Quarter Ended					Year Ended
	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022	12/31/2023	12/31/2022

	(Dollars in thousands)
Adjusted Efficiency Ratio - Fully Tax Equivalent (FTE)(1)
Non-interest expense	$35,049	$36,354	$37,412	$38,092	$36,423	$146,907	$121,742
Less: Acquisition costs	(1,300)	(1,328)	(338)	(1,477)	(3,570)	(4,443)	(3,890)
Less: Core deposit intangible amortization	(957)	(922)	(802)	(822)	(291)	(3,503)	(350)
Less: Employee separation	—	—	(1,300)	—	—	(1,300)	(1,063)
Adjusted Non-interest expense (numerator)	$32,792	$34,104	$34,972	$35,793	$32,562	$137,661	$116,439
Net interest income	56,954	55,127	54,539	58,221	54,015	224,841	193,534
Tax equivalent interest income(1)	654	707	750	797	818	2,908	3,221
Non-interest income	4,483	5,981	5,779	4,421	4,359	20,664	17,281
Add: Loss on bond repositioning	1,130	—	—	—	—	1,130	—
Total adjusted tax-equivalent income (denominator)	$63,221	$61,815	$61,068	$63,439	$59,192	$249,543	$214,036
Efficiency Ratio	57.05%	59.49%	62.02%	60.81%	62.40%	59.84%	57.75%
Adjusted Efficiency Ratio - Fully Tax Equivalent (FTE)(1)	51.87%	55.17%	57.27%	56.42%	55.01%	55.17%	54.40%

(1)	Tax exempt income (tax-free municipal securities) is calculated on a tax equivalent basis. The incremental tax rate used is 21.0%.